BlackRock Funds II, (the "Registrant"): BlackRock Low
Duration Bond Portfolio (the "Fund")

77D(g)
Policies with respect to security investments
Effective May 3, 2013, the following changes were made to the Fund's Prospectus:

In the first paragraph in the section of the Prospectus entitled "Fund Overview - Key Facts about
BlackRock Low Duration Bond Portfolio - Principal
Investment Strategies of the Fund" and second sentence in the second paragraph as well as in the section of the Prospectus entitled "Details about the Funds-How Each
Fund Invests-Low Duration Fund-Principal Investment
Strategies," first and second sentences of the first paragraph and the second sentence in the second paragraph were deleted in its entirety and replaced with the following:

The Low Duration Fund invests primarily in investment grade bonds and maintains an average portfolio duration that is between 0 and 3 years.

The Low Duration Fund may invest up to 20% of its assets in non-investment grade bonds (commonly called "high yield" or "junk bonds").